Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Fourth Quarter and Fiscal Year 2021

ASHEVILLE, N.C.--(BUSINESS WIRE)--November 24, 2021--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and twelve months ended September 25, 2021.

The coronavirus (COVID-19) pandemic was declared a national emergency on March 13, 2020. The pandemic has had a significant impact on the Company’s operations since then. At this time the Company cannot predict the impact of the pandemic on future periods.

Robert P. Ingle II, Chairman of the Board, stated, “We had a successful year amidst ongoing difficulties caused by COVID-19. During this past year, we are thankful for our associates who continued to provide customers with needed products and services.”

Fourth Quarter Results

Net sales totaled $1.34 billion for the quarter ended September 25, 2021, an increase of 11.6% compared with $1.20 billion for the quarter ended September 26, 2020.

Gross profit for the fourth quarter of fiscal 2021 totaled $341.3 million, or 25.6% of sales. Gross profit for the fourth quarter of fiscal 2020 was $324.5 million, or 27.1% of sales.

Operating and administrative expenses for the September 2021 quarter totaled $248.9 million compared with $236.8 million for the September 2020 quarter. Most of the increase was due to higher personnel costs incurred to support higher sales and additional safety measures related to the pandemic.

Interest expense totaled $6.2 million for the fourth quarter of fiscal 2021 compared with $8.7 million for the fourth quarter of fiscal 2020. Total debt at the end of fiscal 2021 was $589.5 million compared with $605.5 million at the end of fiscal 2020. Interest expense declined as the Company continues to reduce debt and has refinanced debt at lower rates over the past twelve months.

Net income totaled $71.7 million for the September 2021 quarter compared with $57.9 million for the September 2020 quarter. Basic and diluted earnings per share for Class A Common Stock were $3.86 and $3.78, respectively, for the quarter ended September 25, 2021, compared with $2.94 and $2.86, respectively, for the quarter ended September 26, 2020. Basic and diluted earnings per share for Class B Common Stock were each $3.51 for the quarter ended September 25, 2021, and $2.67 for the quarter ended September 26, 2020.

Annual Results

Net sales totaled $4.99 billion for the fiscal year ended September 2021, an increase of 8.2% compared with $4.61 billion for the fiscal year ended September 2020.

Gross profit for the fiscal year ended September 25, 2021, totaled $1.30 billion, or 26.1% of sales. Gross profit for the fiscal year ended September 26, 2020, totaled $1.20 billion, or 26.0% of sales.

Operating and administrative expenses totaled $963.3 million for the fiscal year ended September 25, 2021, and $921.7 million for the fiscal year ended September 26, 2020.

Interest expense was $24.3 million for the fiscal year ended September 25, 2021, compared with $40.5 million for the fiscal year ended September 26, 2020.

Net income totaled $249.7 million for the fiscal year ended September 25, 2021, compared with $178.6 million for the fiscal year ended September 26, 2020. Basic and diluted earnings per share for Class A Common Stock were $13.06 and $12.73, respectively, for the fiscal year ended September 25, 2021, compared with $9.06 and $8.82, respectively, for the fiscal year ended September 26, 2020. Basic and diluted earnings per share for Class B Common Stock were each $11.87 for the fiscal year ended September 25, 2021, compared with $8.24 of basic and diluted earnings per share for the fiscal year ended September 26, 2020.

Capital expenditures for the September 2021 fiscal year totaled $140.6 million compared with $122.8 million for the September 2020 fiscal year. Capital expenditures for fiscal 2021 were focused on stores that opened this fiscal year as well as stores scheduled to open later.

The Company currently has the full amount available under its $150.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Ingles continues to provide additional pandemic support to its communities, including increased donations to local food banks and purchases from local vendors.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2021 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Consolidated Statements of Income

	Quarter Ended		Year Ended
	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
	2021	2020	2021	2020

Net sales	$1,335,457	$1,197,172	$4,987,920	$4,610,609
Gross profit	341,279	324,454	1,303,433	1,198,252
Operating and administrative expenses	248,872	236,778	963,331	921,749
Gain from sale or disposal of assets	6,311	23	9,956	4,434
Income from operations	98,718	87,699	350,058	280,937
Other income, net	956	706	2,971	1,737
Interest expense	6,207	8,681	24,332	40,529
Loss on early extinguishment of debt	--	3,382	1,083	7,101
Income tax expense	21,723	18,473	77,883	56,443
Net income	$71,744	$57,869	$249,731	$178,601

Basic earnings per common share – Class A	$3.86	$2.94	$13.06	$9.06
Diluted earnings per common share – Class A	$3.78	$2.86	$12.73	$8.82
Basic earnings per common share – Class B	$3.51	$2.67	$11.87	$8.24
Diluted earnings per common share – Class B	$3.51	$2.67	$11.87	$8.24

Additional selected information:
Depreciation and amortization expense	$26,194	$29,969	$117,104	$116,282
Rent expense	$2,765	$3,676	$11,145	$11,107

Consolidated Balance Sheets

	Sept. 25,		Sept. 26,
	2021		2020
ASSETS
Cash and cash equivalents	$70,313		$6,904
Short term investments	5,000		--
Receivables-net	95,082		81,358
Inventories	389,953		366,824
Other current assets	15,092		15,100
Property and equipment-net	1,370,769		1,354,490
Other assets	72,135		74,623
TOTAL ASSETS	$2,018,344		$1,899,299

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,601		$19,306
Accounts payable, accrued expenses and
current portion of other long-term liabilities	288,497		304,507
Deferred income taxes	72,768		73,334
Long-term debt	571,913		586,198
Other long-term liabilities	84,306		96,623
Total Liabilities	1,035,085		1,079,968
Stockholders' equity	983,259		819,331
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,018,344		$1,899,299

Contacts

Ingles Markets, Inc.
Ron Freeman, Chief Financial Officer
rfreeman@ingles-markets.com
(828) 669-2941 (Ext. 223)